EXHIBIT 10.2

AMENDATORY AGREEMENT

Amendatory Agreement, dated June 5, 2006, between National Penn Bancshares, Inc., a Pennsylvania business corporation (“NPB”), National Penn Bank, a national banking association (“Bank”), and GLENN E. MOYER (“Executive”).

BACKGROUND

1.	NPB, Bank and Executive entered into a certain Executive Agreement dated December 18, 2002, as amended by an Amendatory Agreement dated May 25, 2005 (as amended, the “Agreement”).

2.	NPB, Bank and Executive desire to amend the Agreement as hereinafter set forth.

AGREEMENT

Now, therefore, in consideration of the mutual promises contained herein, and each intending to be legally bound, NPB, Bank and Executive agree to amend the Agreement as follows:

1.	Amendment. The language of Section 8(a)(4) is deleted in its entirety and replaced with the following:

(4)  Such payments shall commence on the first day of the calendar month following Executive’s termination of employment. Such payments shall be made for one hundred eighty (180) consecutive months.

2.	Amendment. The language of Section 8(a)(5) is deleted in its entirety and replaced with the following:

(5)  Notwithstanding the foregoing, if the Employer is a publicly traded corporation and the Executive is a “key employee” (as determined under Section 409A of the Code) at the time of termination of employment, the commencement of payments under this Section 8(a) to the Executive shall be delayed. The delayed commencement of payments shall be for six full calendar months from the Participant’s date of termination of employment as required under Section 409A of the Code and the regulations thereto, as amended from time to time, with the payments for such six calendar months and the payment for the seventh calendar month paid on the first day of the seventh calendar month following Executive’s termination of employment.

3.	Amendment. The language of Section 9(a) is deleted in its entirety and replaced with the following:

(a)  Payment

(1) If a Change in Control (defined in Section 9(b)) shall occur during the time this Agreement is in effect, then, at the option of Executive, exercisable by Executive at any time within three years after a Change in Control occurs, Executive may resign from employment (or, if involuntarily terminated from employment, give notice of intention to collect benefit hereunder) by delivering a notice in writing to Employer, in which case Executive shall be entitled to a lump sum cash severance payment equal to 299% of Executives’ Base Amount (defined in Section 9(c)), which Employer shall pay to Executive within fifteen (15) days of Executive’s termination of employment.

(2) In the event that the amounts and benefits payable under Subsection 9(a) of this Agreement, when added to other amounts and benefits which may become payable to the Executive by NPB, Bank or their successors and any affiliated company, are such that he becomes subject to the excise tax provisions of Code Section 4999, NPB, Bank or their successors shall pay him such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to income and employment taxation. For purposes of the preceding sentence, the Executive shall be deemed to be subject to the highest marginal federal, relevant state and relevant local tax rates. All calculations required to be made under this subsection shall be made by independent public accountants retained by NPB, Bank or their successors, subject to the right of Executive's representative to review the same. All such amounts required to be paid shall be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by NPB, Bank or their successors' accountants. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

4.	Amendment. The language of Section 9(c) is deleted in its entirety and replaced with the following:

(c)  “Base Amount” means the sum of (i) the average of the amount of the Executive’s Salary (as defined in Section 8(a)(6)) as of date of the Change in Control (annualized) and for each of two immediately preceding calendar years plus (ii) the highest annual incentive bonus paid during or with respect to any of the three calendar years prior to the year in which a Change in Control occurs (without regard to any mandatory or other deferral of any portion of such bonus).

5.	Amendment. The language of Section 9(e) is deleted in its entirety and replaced with the following:

(e)  If, after a Change in Control: (1) Executive terminates his employment in accordance with Section 9(a) above, or (2) Executive’s employment is terminated without cause in accordance with Section 14, in calculating the payments to which Executive is entitled to pursuant to Section 8(a), the fraction referred to in Section 8(a)(1) shall be 21/21.

6.	Amendment. Section 28 is hereby amended to add the following paragraph:

Notwithstanding anything herein to the contrary, the provisions of this Agreement are subject to the conditions and provisions of Section 885 of the American Jobs Creation Act of 2004 and Code Section 409A implemented thereby. To the extent any provision hereof would violate the provisions of such laws, thereby potentially resulting in adverse tax consequences to the Executive, the parties agree to negotiate, in good faith and to the extent possible, to ameliorate or eliminate such potential adverse tax consequences to the Executive. In connection therewith, in the event the provision of payments or benefits is accelerated, the parties acknowledge and agree that NPB, Bank or their successors may take into account reasonable present value concepts in making any payments or providing accelerated benefits hereunder.

7.	Ratification. As amended hereby, the Agreement is hereby ratified, confirmed and approved.

8.	Governing Law. This Amendatory Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have executed this Amendatory Agreement on the date first above written.

NATIONAL PENN BANCSHARES, INC.		NATIONAL PENN BANK

By:	/s/ J. Ralph Borneman,Jr.	By:	/s/ Wayne R. Weidner
Name:	J. Ralph Borneman, Jr.	Name:	Wayne R. Weidner
Title:	Chairman, Compensation Committee	Title:	Chairman
Executive Officer

Witness:	/s/ Sandra L. Spayd		/s/ Glenn E. Moyer
	Sandra L. Spayd		Glenn E. Moyer